Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 20, 2012, relating to the consolidated financial statements of Customers Bancorp, Inc. appearing in the Annual Report on Form 10-K of Customers Bancorp, Inc. for the year ended December 31, 2011.

/s/ ParenteBeard LLC
Lancaster, Pennsylvania
February 8, 2013